[Execution Copy]

                                SUBORDINATED NOTE

    THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. IT MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND WITHOUT THE PRIOR WRITTEN CONSENT
                                    OF PAYOR.

                            FEDERAL DATA CORPORATION

                              9% SUBORDINATED NOTE

                               DUE MARCH 13, 2000

$1,000,000                                                     March 13, 1998

            Federal Data Corporation, a Delaware corporation ("Payor"), for value received, promises to pay Harry P. Headley, or order, ("Payee") the principal amount of One Million Dollars ($1,000,000.00), together with accrued interest thereon, each calculated and payable only as and to the extent set forth below, including without limitation Section 5 hereof, (the "Note" or "Subordinated Note"). The principal and interest on this Note is payable in lawful money of the United States of America in immediately available funds at such place in the United States as Payee may from time to time designate in writing to Payor.

            This Note is made pursuant to that certain Stock Purchase Agreement (the "Agreement"), dated March 11, 1998, by and among Federal Data Corporation (the "Buyer"), Technical and Management Assistance, Inc., a Delaware corporation (the "Target"), and Harry P. Headley, Dorothy Headley, Michael Headley, Lisa Headley, Kathleen Kowis and Gregory Kowis (the "Sellers") pursuant to which Buyer has purchased from Sellers all the issued and outstanding shares of Target, and is the "Note" referred to therein. Payee is a former shareholder of Target and is receiving this Note pursuant to the Agreement. Payments under this Note are subject to the right of Payor to reduce amounts payable under this Note as set forth in Section 5 below, which right shall be binding upon any holder of the Subordinated Note. All capitalized term used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

1.    Payment of Principal and Interest

      1.1   Calculation and Payment of Interest.

            Interest on the principal balance of this Note outstanding from time to time until paid in full shall accrue at the rate of nine percent (9%) per annum computed on the basis of a 365 or 366-day year, as appropriate, for the actual number of days elapsed, commencing on the date hereof. Such interest shall be payable semiannually in arrears, beginning on August 31, 1998 and thereafter on each February 28th or 29th (which ever is later) and August 31 until the Maturity Date (as defined herein).

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      1.2 Payment on Maturity Date. The principal balance of, and any accrued and unpaid interest on, this Note shall be payable on March 13, 2000.

      1.3 Optional Prepayment.

            (a) Payor may, at its option at any time, without premium or penalty, prepay all or any portion of this Note.

            (b) Any prepayment of this Note shall be applied as follows: first, to payment of accrued interest; and second, to payment of principal. Upon any partial prepayment, at the request either of Payee or Payor, this Note shall be surrendered to Payor in exchange for a substitute note, which shall set forth the revised principal amount but otherwise identical to this Note. In the event that this Note is prepaid in its entirety, this Note shall be surrendered to Payor for cancellation as a condition to any such prepayment.

      1.4 Payment Only on Business Days. Any payment hereunder which, but for this Section 1.4, would be payable on a day which is not a Business Day, shall instead be due and payable on the Business Day next following such date for payment.

2.    Events of Default

The following shall constitute "Events of Default" under this Note:

            (a) Subject to Section 4 below, failure by Payor to make any payment required under this Note when the same shall become due and payable (whether at maturity, by acceleration or otherwise) and the continuation of such failure for a period of thirty (30) days; or

            (b) Payor breaches any covenant under Section 3.1 or Section 3.2 of this Note, which breach or failure, if curable, shall continue uncured for a period of thirty (30) days after the date on which written notice specifying such breach, and stating that such notice is a "Notice of Default" hereunder, shall have been given by Payee to Payor; or

            (c) Payor, pursuant to or within the meaning of any Bankruptcy Law:

                  (A) commences a voluntary case or proceeding;

                  (B) consents to the entry of an order for relief against it in an involuntary case or proceeding;

                  (C) consents to the appointment of a Custodian of it or for all or any substantial portion of its property or assets;

                  (D) makes a general assignment for the benefit of the creditors; or


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            (d) an involuntary case or proceeding is commenced against Payor under any Bankruptcy Law and is not dismissed, bonded or discharged within ninety (90) days thereafter, or a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                  (A) is for relief against Payor in an involuntary case or proceeding;

                  (B) appoints a Custodian of Payor for all or substantially all of its properties; or

                  (C) orders the liquidation of Payor;

and in each case the order or decree remains unstayed and in effect for ninety (90) days; or

            (e) the occurrence of any merger or consolidation with, or any sale of all or substantially all of the assets of the Payor (a "Business Combination") to, any other corporation or business entity, which Business Combination results in a Change in Control of the Payor. For purposes hereof, a "Change in Control" means (A) any Business Combination other than a Business Combination in which the shareholders who were shareholders of the Payor immediately prior to such event have, directly or indirectly, at least a majority of the voting common equity of the continuing or surviving corporation immediately after such Business Combination and the conditions stated in clauses
(X) and (Y) below are met, or (B) any Business Combination (1) in which the Payor is not the continuing or surviving corporation or (2) pursuant to which the Payor's capital stock would be converted into cash, securities or other property, except that a Change of Control shall not include any Business Combination in which, (X) the relative economic values of the respective interests in the continuing or surviving corporation of the shareholders of the corporation who were shareholders immediately prior to such Business Combination plus the consideration received by such Shareholders in connection with the Business Combination is approximately equal to the relative economic values of their respective equity interests in the Payor immediately prior to such Business Combination and (Y) the charter of such continuing or surviving corporation contains provisions substantially similar to the Payor's Articles of Incorporation, reserving rights to each shareholder substantially similar to the existing rights of such shareholder prior to the Business Combination.

            If an Event of Default specified in Section 2(a), 2(b) or 2(e) shall have occurred and be continuing and any Senior Debt should then be outstanding, subject to the provisions of Section 4 hereof, Payee may, at its option, by notice in writing to Payor and to the Agent under the Senior Debt Documents (the "Acceleration Notice"), declare the entire principal amount of this Note and the interest accrued thereon to be due and payable upon the earlier of (i) one hundred fifty (150) days after the receipt of the Acceleration Notice by Payor and the Agent under the Senior Debt Documents or (ii) an acceleration under the Senior Debt Documents, and upon any such declaration the same shall become due and payable at such time. If an Event of Default specified in Section 2(e) shall have occurred and be continuing, and if Payee shall have provided an Acceleration Notice in accordance herewith, then any amounts actually paid pursuant to such Acceleration Notice shall, instead of being paid directly to Payee, be deposited into an escrow account with an escrow agent, upon customary and reasonably acceptable terms,


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for the purposes of facilitating Payor's exercise of its rights of set-off against the Note under Section 9(g) of the Agreement. If an Event of Default specified in Section 2(a), 2(b) or 2(e) shall have occurred and be continuing and no Senior Debt shall then be outstanding, Payee may, at its option, declare the entire principal amount of this Note and the interest accrued thereon to be due and payable upon the date which is five (5) Business Days after the date of delivery by Payee to Payor of a written notice of acceleration, and upon any such declaration the same shall become due and payable at such time. If an Event of Default specified in Section 2(c) or 2(d) hereof occurs, the principal balance of and accrued interest on this Note shall become due and payable immediately without any declaration or other act on the part of Payee.

            If any Event of Default shall have occurred and be continuing, subject to the provisions of Sections 2 and 4 hereof, Payee may proceed to protect and enforce its rights either by suit in equity or by action at law, or both, whether for specific performance of any provision of this Note or in aid of the exercise of any power granted to Payee under this Note.

3.    Covenants.

      3.1 Affirmative Covenant. Payor covenants and agrees that for so long as any indebtedness evidenced by this Note shall remain outstanding, unless waived by Payee, Payor shall: promptly give notice to Payee of (i) any default or Event of Default hereunder (ii) any notice of an "Event of Default" (as defined in the Senior Debt Documents) permitting the holder or holders of the Senior Debt to accelerate such Senior Debt given to Payor by any holder of Senior Debt or its agent or (iii) any acceleration of the Senior Debt or any other Indebtedness of Payor having an aggregate principal amount in excess of $5,000,000.

      3.2 Negative Covenants. Payor covenants and agrees that for so long as any indebtedness evidenced by this Note remains outstanding, Payor will not, without the Written consent of Payee:

            (a) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or substantially all of its assets; provided, however, that the foregoing shall not apply in any way to the grant of a lien or security interest in, or the foreclosure, sale or other disposition of, collateral pledged to secure Senior Debt pursuant to any judicial proceeding or by or at the direction of the holders of any Senior Debt or any agent or other representative acting on their behalf; or

            (b) consolidate with, or merge with or into, any Person unless (i) Payor shall be the continuing Person, or the Person (if other than Payor) formed by such consolidation or into which Payor is merged shall be a corporation organized and existing under the laws of the United States or any state thereof or of the District of Columbia and, in the event Payor is merged with or into any other Person, such Person shall expressly assume, by an agreement executed and delivered to Payee, the obligations of Payor under this Note. Upon any consolidation or merger of Payor in accordance with this Section 3.2(b), the successor corporation formed by such consolidation or into which Payor is merged shall succeed to, and be substituted for, and may


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exercise every right and power of, Payor under this Note with the same effect as if such successor corporation had been named as Payor herein.

4.    Subordination

      4.1 Note Subordinated to Senior Debt. To the extent and in the manner hereinafter set forth in this Section 4 and subject to the terms of Section 5 below, the indebtedness represented by this Note and the payment of the principal of and the interest on this Note and any claim for rescission of the purchase of this Note, and any claim which is the equivalent of or substitute for principal of or interest on this Note, for damages arising from the purchase of this Note or for reimbursement or contribution on account of such a claim, and all other payments with respect to or on account of this Note (collectively, the "Subordinated Debt") (a) rank pari passu in right of payment with the subordinated notes, notwithstanding any provisions to the contrary in such notes, issued by Payor (i) pursuant to that certain Agreement and Plan of Merger dated April 9, 1997 by and among Azmat Ali, Peter Belford, Arthur Vebin, NYMA, Inc. and NYMA Acquisition, Inc., and Peter Belford as the initial shareholder representative; (ii) pursuant to that Stock Purchase Agreement dated June 18, 1997 by and among Federal Data Corporation and Gary S. and Areather T. Murray, William S. Strang, Holton B. Shipman, Jr., James K. White, Peter A. Perucci, Myron P. Erkiletian and Sylvest Management Systems Corporation; (iii) pursuant to that Stock Purchase Agreement dated February 17, 1998, by and among Federal Data Corporation, R.O.W. Sciences, Inc., a Delaware corporation, Ralph O. Williams, Frederic M. Cullen, the Trustees of the R.O.W. Sciences ESOP, John C. Smith and Paul H. Tardif; and (iv) in the offering of 10-1/8% Senior Subordinated Notes due 2005 or the 10-1/8% Senior Subordinated Notes due 2005 issued in exchange therefor, and (b) are hereby expressly made subordinate and subject in right of payment to the prior payment in full in cash of all other Senior Debt. This Section 4 constitutes a continuing offer to all Persons who become holders of, or continue to hold, Senior Debt, each of whom is an obligee hereunder and is entitled to enforce such holder's rights hereunder, subject to the provisions hereof, without any act or notice of acceptance hereof or reliance hereon. For purposes of this Section 4, Senior Debt shall not be deemed to have been paid in full until the termination of all commitments or other obligations by any holder thereof and unless all such holders shall have received indefeasible payment in full in cash of all obligations under or in respect of Senior Debt (including, without limitation, Post Petition Interest).

      4.2   No Payment on Note in Certain Circumstances.

            (a) During the continuance of any default in the payment of any Senior Debt, whether at maturity, upon redemption or pursuant to acceleration or otherwise (each, a "Payment Default"), no direct or indirect payment of any kind shall be made, asked for, demanded, accepted, received or retained with respect to principal, interest or other amounts due under the Note nor shall any holder thereof exercise any remedies with respect thereto.

            (b) Upon the occurrence of any default (other than a Payment Default) under any Senior Debt Document which would permit the Banks (or any other holder of Senior Debt) to accelerate the maturity of the Senior Debt outstanding thereunder (whether after the giving of


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notice, the lapse of time, or both or otherwise) (each, a "Non-Payment
Default"), no payment or distribution (including any payment or distribution that may be payable by reason of any other indebtedness of Payor being subordinated to payment of the Subordinated Debt) shall be made by or on behalf of Payor for or on account of or in respect of the Subordinated Debt until such Non-Payment Default shall have been cured or waived or otherwise ceases to exist pursuant to the terms of such Senior Debt, or the benefits of this sentence shall have been waived by or on behalf of, and at the sole option of, the holders of a majority of the principal amount of such Senior Debt. Notwithstanding the foregoing, the suspension of payments described in the preceding sentence shall terminate, and the Payor shall be obligated to make all payments of principal and interest on this Note, including any payments not made by virtue of such suspension, if any holder or holders of the relevant Senior Debt has not, on or prior to the 180th day after the occurrence of the Non-Payment Default under the Senior Debt, declared all unpaid principal and interest on such Senior Debt to be immediately due and payable, unless such Non-Payment Default shall have been cured or waived or otherwise ceases to exist pursuant to the terms of such Senior Debt, or the benefits of the previous sentence shall have been waived by or on behalf of, and at the sole option of, the holders of a majority of the principal amount of such Senior Debt.

            (c) Payee agrees that, so long as payments or distributions for or on account of the Subordinated Debt are not permitted pursuant to this Section 4, Payee will not take, sue for, ask or demand from Payor payment of all or any amounts under or in respect of this Note, or commence, or join with any creditor other than the holders of Senior Debt and their agents in commencing, directly or indirectly cause Payor to commence, or assist Payor in commencing, any proceeding referred to in Section 4.3, and Payee shall not take or receive from Payor, directly or indirectly or on its behalf, in cash or other property or by set-off (except in respect to Payor's rights as set forth in Section 5 below) or in any other manner, including, without limitation, from or by way of collateral, payment of all or any amounts under or in respect of the Subordinated Debt. In the event that notwithstanding the foregoing provisions of this Section 4.2, any payment or distribution of any kind or character, whether in cash, property or securities (including any payment or distribution that may be payable by reason of any other indebtedness of Payor being subordinated to payment of the Subordinated Debt), shall be received by Payee for or on account of or in respect of the Subordinated Debt before all Senior Debt is indefeasibly paid in full, such payment or distribution shall be received and held in trust for, and shall be paid over (in the same form as so received, to the extent practicable, and with any necessary endorsement) to the holders of the Senior Debt remaining unpaid or their representative or representatives, or to the trustee or trustees under any such indenture or agreement under which any Senior Debt may have been issued, for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for the payment or prepayment of Senior Debt, until all Senior Debt shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

      4.3 Dissolution; Liquidation; Bankruptcy; Acceleration. In the event of
(i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relative to the Payor or any of its assets, or (ii)


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any liquidation, dissolution or other winding up of the Payor, whether voluntary or involuntary or whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Payor, or (iv) the acceleration of the Senior Debt by reason of the occurrence of a default or an event of default thereunder (each such event, if any, herein sometimes referred to as a "Proceeding"):

            (a) The holders of all Senior Debt shall first be entitled to receive payment in full in cash of all Senior Debt before any direct or indirect payment may be made for or on account of payments under or in respect of the Subordinated Debt, whether in cash, property or securities of any kind;

            (b) Any payment or distribution of any kind or character, whether in cash, property or securities (including any payment or distribution that may be payable by reason of any other indebtedness of Payor being subordinated to payment of the Subordinated Debt), to which Payee would be entitled except for the provisions of this Section 4, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Debt or their representative or representatives, or to the trustee or trustees under any indenture under which any instrument evidencing any of such Senior Debt may have been issued for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for the payment or prepayment of Senior Debt, to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

            (c) The holders of Senior Debt are hereby irrevocably authorized and empowered (in their own names or in the name of Payee or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in paragraph (b) above and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the amounts owing under the Subordinated Debt or enforcing any security interest or other lien securing payment of the amounts owing under the Subordinated Debt) as they may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the holders of Senior Debt hereunder.

            (d) Payee shall duly and promptly take such action as the holders of Senior Debt may reasonably request to execute and deliver to the holders of Senior Debt such powers of attorney, assignments, or other instruments as the holders of Senior Debt may request in order to enable the holders of Senior Debt to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the amounts owing under the Subordinated Debt.

            (e) In the event that, notwithstanding the foregoing provisions of this Section 4.3, any payment or distribution of any kind or character, whether in cash, property or securities (including any payment or distribution that may be payable by reason of any other indebtedness of Payor being subordinated to payment of the Subordinated Debt), shall be received by Payee for or on account of or in respect of the Subordinated Debt before all Senior Debt is indefeasibly paid in full, such payment or distribution shall be received and held in trust for, and shall be paid


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over (in the same form as so received, to the extent practicable, and with any necessary endorsement) to the holders of the Senior Debt remaining unpaid or their representative or representatives, or to the trustee or trustees under any such indenture or agreement under which any Senior Debt may have been issued, for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for the payment or prepayment of Senior Debt, until all Senior Debt shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

      4.4 Subrogation. Upon the final payment in full in cash of all Senior Debt, Payee shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of Payor applicable to the Senior Debt until the principal of and interest on and all other amounts payable under the Subordinated Debt shall be paid in full, and for the purposes of such subrogation, no payments or distributions to the holders of the Senior Debt of any cash, property or securities to which Payee would be entitled except for the provisions of this Section 4 and no payment over pursuant to the provisions of this Section 4 to the holders of Senior Debt by Payee shall, as between Payor, its creditors other than holders of Senior Debt, and Payee, be deemed to be a payment by Payor to or on account of the Senior Debt. It is understood that the provisions of this Section 4 are and are intended solely for the purpose of defining the relative rights of Payee, on the one hand, and the holders of the Senior Debt, on the other hand.

      4.5 Obligations of Payor Unconditional. Nothing contained in this Section 4 or elsewhere in this Note is intended to or shall impair, as among Payor, its creditors other than the holders of Senior Debt, and Payee, the obligation of Payor, which is absolute and unconditional, to pay to Payee the principal of and interest on and all other amounts due under this Note in accordance with its terms, or is intended to or shall affect the relative rights of Payee and creditors of Payor other than the holders of the Senior Debt, nor shall anything herein prevent Payee from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the provisions of this
Section 4 and to the rights of holders of Senior Debt to receive distributions and payments otherwise payable to Payee.

      4.6 Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of Payor referred to in this Section 4, Payee shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to Payee, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Debt and other indebtedness of Payor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to Section 4 of this Note. Such reliance shall not affect the rights of the holders of the Senior Debt.

      4.7 Subordination Rights Not Impaired by Acts or Omissions of Payor or Holders of Senior Debt. No right of any present or future holders of any Senior Debt to enforce


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subordination as provided herein will at any time in any way be prejudiced or impaired by any act or failure to act on the part of Payor or by any act or failure to act by any such holder, or by any act, failure to act or noncompliance by Payor, the holders of Senior Debt or their respective agents with the terms of this Note, regardless of any knowledge thereof which any such holder or Payor may have or otherwise be charged with. No amendment, waiver or other modification of this Note shall in any way adversely affect the rights of the holders of any Senior Debt under this Section 4 unless such holders of Senior Debt consent in writing to such amendment, waiver or modification. The provisions of this Section 4 are intended for the benefit of and shall be enforceable directly by the holders of the Senior Debt.

      4.8 Further Assurances. Payee and Payor each will, at Payor's expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the holders of Senior Debt may request, in order to protect any right or interest granted or purported to be granted hereby or to enable the holders of Senior Debt to exercise and enforce their rights and remedies hereunder.

      4.9   Agreements in Respect of Subordinated Debt.

            (a) Payor agrees that it will not make any payment for or on account of or in respect of this Note, or take any other action, in contravention of the provisions of this Section 4.

            (b) Payee shall promptly notify the holders of Senior Debt, at Bankers Trust Company, 130 Liberty Street, New York, NY 10006, or such other address of which Payee has been notified in writing, of the occurrence of any default under this Note of which Payee shall obtain knowledge.

      4.10 Obligations Hereunder Not Affected. All rights and interests of the holders of Senior Debt hereunder, and all agreements and obligations of Payee and Payor under this Section 4, shall remain in full force and effect irrespective of:

            (i) any lack of validity or enforceability of any Senior Debt Document;

            (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Debt, or any other amendment or waiver of or any consent to any departure from any Senior Debt Document, including, without limitation, any increase in the Senior Debt resulting from the extension of additional credit to Payor or any of its Subsidiaries or otherwise;

            (iii) any taking, exchange, release or non-perfection of any other collateral, or any taking, release, amendment or waiver of or consent to departure from any guaranty, for all or any of the Senior Debt;

            (iv) any manner of application of collateral, or proceeds thereof, to all or any of the Senior Debt, or any manner of sale or other disposition of any collateral for all or any of the Senior Debt or any other assets of Payor or any of its Subsidiaries;


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            (v) any change, restructuring or termination of the corporate structure or existence of Payor or any of its Subsidiaries; or

            (vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Payor or a subordinated creditor.

The provisions of this Section 4 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by the holders of Senior Debt upon the insolvency, bankruptcy or reorganization of Payor or otherwise, all as though such payment had not been made.

      4.11 Waiver. Payee and Payor each hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Senior Debt and this Section 4 and any requirement that the holders of Senior Debt protect, secure, perfect or insure any security interest or lien on any property subject thereto or exhaust any right or take any action against Payor or any other person or entity or any collateral.

      4.12 No Waiver; Remedies. No failure on the part of the holders of Senior Debt to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      4.13 Continuing Agreement, Assignments Under Senior Debt Agreements. The provisions of this Section 4 constitute a continuing agreement and shall (i) remain in full force and effect until the indefeasible payment in full in cash of the Senior Debt, (ii) be binding upon Payee, Payor and their respective successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the holders of Senior Debt and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), the holders of Senior Debt may assign or otherwise transfer all or any portion of their rights and obligations under any Senior Debt Document, as applicable, to any other person or entity, and such other person or entity shall thereupon become vested with all the rights in respect thereof granted to the holders of Senior Debt herein or otherwise.

5. Right to Reduce Amounts Payable Under this Note. Payee hereby agrees, by acceptance of this Note, that Payor may reduce the principal amount of this Note following the Closing pursuant to Section 9(g) of the Agreement, subject to such other terms and conditions as are set forth in the Agreement. Any such adjustment is intended as, and shall be treated by the parties as, an adjustment to the Purchase Price. If the principal amount of the Note is reduced pursuant to Subsection 9(g) of the Agreement, such reduction shall be deemed to be made effective as of the Closing Date and all interest that may have accrued on the principal amount so cancelled shall also be deemed to be retroactively cancelled, effective as of the later of (i) the Closing Date and (ii) the date such Claim arose. To the extent any such reduction would have caused any interest payment theretofore made on this Note not to have been payable, or to have been reduced, the amount of any such payment in excess of what would have been payable had such


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reduction actually been made on the Closing Date shall be set off against and reduce the amount of each payment thereafter paid hereunder until the full amount of such excess has been recovered by Payor. Upon any reduction of the principal amount of the Note, Payee, shall, upon request of the Payor, surrender this Note and Payor shall issue a replacement Note to Payee, upon such surrender, to reflect such decrease in principal amount but otherwise identical to this Note.

6.    Certain Definitions

            "Agent" means Bankers Trust, as agent for the lenders under the Senior Debt, and its successors and assigns.

            "Bankruptcy Law" means Title II, United States Code, or any similar federal, state or foreign law for the relief of debtors or any arrangement, reorganization, assignment for the benefit of creditors or any other marshalling of the assets and liabilities of Payor.

            "Business Day" means each day other than Saturdays, Sundays and days when commercial banks are authorized or required by law to be closed for business in New York, New York.

            "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, warrants, options or other equivalents (however designated) of capital stock of such Person (if a corporation) and any and all equivalent ownership interests in such Person (if other than a corporation), in each case whether now outstanding or hereafter issued.

            "Consolidated Net Income" means, with respect to any Person, such Person's consolidated net income determined in accordance with GAAP.

            "Credit Agreement" means the Credit Agreement dated July 25, 1997 among the Payor, Bankers Trust Company, as agent thereunder, and the other parties thereto, together with the related documents thereto (including without limitation any guarantee agreements and security documents), in each case as such agreement or document may be amended, modified or supplemented from time to time, including without limitation any agreement or document extending the maturity of, refinancing, replacing or otherwise restructuring all or any part of the Indebtedness under such agreement or document or any replacement or successor agreement or document and whether by the same or any other agent, lender or group of lenders.

            "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

            "Event of Default" to means any of the occurrences specified under Sections 2(a) through 2(e) of this Note.

            "Indebtedness" of any Person means all obligations of such Person for borrowed money or evidenced by bonds, notes, debentures or similar instruments, excluding notes and


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capital leases issued in connection with offsetting lease assets and excluding all other capitalized lease obligations.

            "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            "Prime Rate" shall mean the prime rate as published in the Money Rates Column of the Eastern Edition of the Wall Street Journal (or the average of such rates if more than one rate is indicated), in effect on the date of incurrence of such Claim.

            "Refinancing Debt" means any indebtedness incurred to repay, refinance or otherwise replace indebtedness or obligations (including, without limitation, commitments) under the Credit Agreement.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Senior Debt" means all obligations of Payor (including without limitation contingent obligations with respect to undrawn letters of credit issued under the Credit Agreement, any obligations owed with respect to indemnification obligations, interest rate protection incurred to satisfy the requirements of the Credit Agreement and commitment fees and agency fees payable thereunder or pursuant thereto) (i) under the Credit Agreement or (ii) with respect to Refinancing Debt (including in each such case fees, expenses, claims, charges, indemnity obligations and interest at the contract rate (including any rate applicable upon default) accrued or accruing after the commencement of a Proceeding whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under Title II of the United States Code or whether or not such interest accrues after the filing of such petition for purposes of such Title ("Post Petition Interest"). Senior Debt outstanding under or in respect of Senior Debt Documents shall continue to constitute Senior Debt notwithstanding that such Senior Debt may be disallowed, avoided or subordinated pursuant to any Bankruptcy Law or other applicable insolvency law or equitable principles.

            "Senior Debt Documents" means the Credit Agreement and any other agreement, indenture, mortgage, guaranty, pledge, security agreement or instrument evidencing or securing Senior Debt or pursuant to which Senior Debt is incurred.

            "Subordinated Note" means this Note.

            "Subsidiary" means, with respect to any Person, any corporation or other entity, whether such corporation or entity now exists or shall hereafter be created, of which a majority of the Capital Stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.


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                                                                [Execution Copy]

            "Unaffiliated Entity" is an entity which is not an Affiliate of Payor or The Carlyle Group, L.P.

7.    Miscellaneous

      7.1 Section Headings. The section headings contained in this Note are for reference purposes only and shall not affect the meaning or interpretation of this Note.

      7.2 Amendment and Waiver. Subject to Section 7.10 hereof, no provision of this Note may be amended or waived unless Payor shall have obtained the written agreement of Payee and (unless there are no amounts and no commitments outstanding under the Senior Debt) the Agent. No failure or delay in exercising any right, power or privilege hereunder shall imply or otherwise operate as a waiver of any rights of Payee, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

      7.3 Successors, Assigns and Transferors. This Note may not be assigned or transferred by Payee without the express written consent of Payor and may not be assigned or transferred to (x) any competitor, customer or supplier of Payor or any of its Subsidiaries or (y) to any other Person if such assignment or transfer would cause any interest payments due under this Note to become non-deductible as an expense for any tax purposes. Payor may not assign its obligations under this Note without the prior written consent of Payee except in connection with a transaction permitted under Section 3.2(b) hereof. Subject to the foregoing, the obligations of Payor and Payee under this Note shall be binding upon, and inure to the benefit of, and be enforceable by, Payor and Payee, and their respective successors and permitted assigns, whether or not so expressed.

      7.4 Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to any conflicts of laws principles thereof that would otherwise require the application of the law of any other jurisdiction.

      7.5 Lost, Stolen, Destroyed or Mutilated Note. Upon receipt of evidence reasonably satisfactory to Payor of the loss, theft, destruction or mutilation of this Note and of indemnity arrangements reasonably satisfactory to Payor from or on behalf of the holder of this Note, and upon surrender or cancellation of this Note if mutilated, Payor shall make and deliver a new note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note, at Payee's expense.

      7.6 Waiver of Presentment, Etc. Except as otherwise provided herein, presentment, demand, protest, notice of dishonor and all other notices are hereby expressly waived by Payor.

      7.7 Usury. Nothing contained in this Note shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate legally enforceable. If the rate of interest called for under this Note at any time exceeds the maximum rate legally enforceable, the rate of interest required to be paid hereunder shall be automatically reduced to the maximum rate legally


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                                                                [Execution Copy]

enforceable. If such interest rate is so reduced and thereafter the maximum rate legally enforceable is increased, the rate of interest required to be paid hereunder shall be automatically increased to the lesser of the maximum rate legally enforceable and the rate otherwise provided for in this Note.

      7.8 Notices. Any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and shall be deemed given when received and shall be (i) delivered personally or (ii) mailed by certified mail, postage prepaid, return receipt requested or (iii) delivered by Federal Express or a similar overnight courier or (iv) sent via facsimile transmission to the fax number given below, as follows:

            If to Payor, addressed to:

                  Federal Data Corporation
                  4800 Hampden Lane
                  Bethesda, MD 20814
                  Attention:    James M. Dean
                  Fax Number: (301) 961-7042

            With a copy to:

                  The Carlyle Group, L.P.
                  1001 Pennsylvania Avenue, N.W.
                  Suite 220 South
                  Washington, DC 20004
                  Attention:   Peter J. Clare
                  Fax Number: (202) 347-1818

                        and

                  Shaw Pittman Potts & Trowbridge
                  2300 N Street, N.W.
                  Washington, D.C.  20037
                  Attention:  Victoria J. Perkins, Esq.
                  Fax Number:  (202) 663-8007

            If to Payee, addressed to:

                  Harry P. Headley
                  21041 Goshen Road
                  Gaithersburg, Maryland 20882
                  Fax Number: (301) 926-6612


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                                                                [Execution Copy]

            With a copy to:

                  Louis J. Greco
                  642 Bay Avenue
                  Somers Point, New Jersey 08244-2520
                  Fax Number:  (609) 601-0650

or to such other place and with such other copies as either party may designate as to itself by written notice to the other party.

            In the event that any notice under this Note is required to be made on or as of a day which is not a Business Day, then such notice shall not be required to be made until the first day thereafter which is a Business Day.

      7.9 Representations and Warranties of Payor. Payor hereby represents and warrants to Payee that: (a) Payor is duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (b) Payor has duly authorized, executed and delivered this Note; and (c) this Note constitutes a legally valid and binding obligation of Payor, enforceable against Payor in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors and the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

      7.10 Action by Payee. Subject to the provisions of this Section 7.10, the Payee and Payor may enter into agreements for the purpose of adding or modifying provisions of the Subordinated Note or changing in any manner the rights of the Payee or Payor hereunder or waiving any covenant, default or Event of Default hereunder; provided, however, that no change may be made to this Note which would either modify the subordination provisions hereof or would otherwise adversely affect the rights of the holders of Senior Debt without the written consent, prior to the indefeasible repayment thereof in full in cash, of the Agent and thereafter the holders of a majority in principal amount of Senior Debt.

            IN WITNESS WHEREOF, Payor has executed and delivered this Note as of the date hereinabove first written.

                                    FEDERAL DATA CORPORATION

                                    By:   /s/ James Dean
                                    Name: James Dean
                                    Title: Vice President and Chief
                                           Financial Officer


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                                                                [Execution Copy]

                                 Acknowledgment

            Harry P. Headley, Payee under the attached 9% Subordinated Promissory Note, dated as of March 13, 1998 (the "Note") hereby acknowledges the provisions of Section 4, Section 5 and Section 7.10 of the Note and agrees to be bound by the provisions thereof.


                                     /s/ Harry P. Headley
                                     --------------------


STATE OF
                                       ss:
COUNTY OF _____________________

            On this 13th day of March, 1998, before me personally came _____________ to be known and known to me to be the individual describe in and who executed the foregoing Acknowledgment and acknowledged to me that he executed the same.

Signed and sworn before me                SEAL
on March 13, 1998

___________________________               My commission expires:
Notary Public



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